Root Adds Insurance Strength to Leadership Team with New CFO
Rob Bateman will join the insurtech as CFO as Dan Rosenthal fully transitions into his role as Chief Revenue and Operating Officer
COLUMBUS, Ohio, March 22, 2022, (GLOBE NEWSWIRE) — Root, Inc. (NASDAQ: ROOT) announced today the addition of Rob Bateman to join the insurtech as the company’s new Chief Financial Officer, effective April 11.

Bateman joins Root as Chief Financial Officer with over two decades of broad strategic, financial and operational experience across the insurance industry, most recently as President and Chief Financial Officer of Ategrity Specialty Insurance Company. He has built and led multiple teams that have successfully driven profitability and forward momentum in the auto insurance space.

“I’m thrilled to announce that Rob Bateman is joining our executive leadership team as CFO,” said Root CEO and Co-Founder Alex Timm. “His established background and depth of experience across the insurance industry is the right combination to lead our finance organization through the next phase of our journey.”

“I’m incredibly excited to join the Root team,” said Bateman. “The way Root is bringing data and technology to insurance truly is the future of this industry. I can’t wait to pair my experience with their focus on pricing, the customer experience, technology, and the embedded product.”

Bateman was most recently at Ategrity Specialty Insurance Company, where he was the President and Chief Financial Officer of the start-up excess and surplus lines carrier. Prior to Ategrity, Bateman served as Chief Financial Officer of Infinity Property & Casualty Corporation. His experience also includes roles as Chief Financial Officer at COUNTRY Financial, multiple progressive leadership roles at The Hartford, and a senior manager role at KPMG.
In September of 2021, Root announced that previous CFO Dan Rosenthal would be taking on the role of Chief Revenue and Operating Officer. He has served in both roles as the national search for the new CFO was conducted.

About Root Inc.
Root, Inc. is the parent company of Root Insurance Company. Root is a technology company revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience.

Root is headquartered in Columbus, Ohio, with renters insurance available in Arkansas, Missouri, Ohio, Georgia, Kentucky, Nevada, Tennessee, and Utah, and auto insurance currently available to drivers in Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Montana, Nebraska, New Mexico, Nevada, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia and Wisconsin. Kansas auto insurance is underwritten by Root Property and Casualty Insurance Company.

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